Exhibit 2.1(f)

COMMERCIAL CONTRACT OF SALE

Contract of Sale (“Contract”) made as of 9th day of February, 2022

BETWEEN

Name: MOTHER EARTH’S STOREHOUSE, INC., a New York Corporation with offices located at 249 Main Street, Saugerties, NY 12477

EIN #: 14-1714086

hereinafter called “Sellers” and

Name: HEALTHY CHOICE MARKETS 3 REAL ESTATE LLC, a Florida limited liability company with offices located at 3800 N 28th Way, Hollywood, FL 33020

EIN# 87-4585533

hereinafter called “Purchasers”.

The parties hereby agree as follows:

1. Premises.

Sellers shall sell and convey and Purchasers shall purchase the property, together with all buildings and improvements thereon (collectively the “Premises”) more fully described as:

Street Address: 249 Main Street, Saugerties, New York 12477

Deed Reference: Ulster County Clerk Liber 2434 of Deeds at page 211

Tax Map Designation: SBL# 18.247-1-18.1 as more fully described in Schedule A attached hereto.

Together with Sellers’ ownership and rights, if any, to land lying in the bed of any street or highway, opened or proposed, adjoining the Premises to the center line thereof, including any right of Sellers to any unpaid award by reason of any taking by condemnation and/or for any damage to the Premises by reason of change of grade of any street or highway. Sellers shall deliver at no additional cost to Purchasers, at Closing (as hereinafter defined), or thereafter, on demand, any documents that Purchasers may reasonably require for the conveyance of such title and the assignment and collection of such award or damages.

2. Personal Property.

This sale also includes all fixtures and articles of personal property now attached or appurtenant to the Premises, unless specifically excluded below. Sellers represents and warrants that at Closing they will be paid for and owned by Sellers, free and clear of all liens and encumbrances, except any existing mortgage to which this sale may be subject. They include the “Assets and shall include all of all in strictly “as is” condition.

Excluded from this sale are furniture and household furnishings not separately handled between the parties hereto.

3. Purchase Price.

The Purchase Price is Five Hundred Seventy-Five Thousand Dollars ($575,000.00). There shall be no down payment upon the execution of this Contract and the parties agree that entire Purchase Price shall be payable in full at Closing. Notwithstanding the foregoing, Seller acknowledges receipt of payment from Purchaser of $100.00, as independent consideration for Seller entering into this Contract, and such independent consideration is non-refundable and is hereby earned by Seller but shall not be credited against the Purchase Price at Closing.

4. Water, pest, septic, and dye.

This contract, and the Purchasers’ obligation to purchase pursuant thereto, shall be conditioned upon the subject premises having a water supply of good and potable quality, the premises being free from infestation by termites, carpenter ants, or any other insect or pest capable of inflicting material damage or destruction to the premises, the septic system being in good operating condition, and the premises being in sound structural condition. Purchasers may within the Due Diligence Period as set forth in Paragraph 4 of Purchaser’s Rider, have the premises inspected at the Purchasers’ sole expense. In the event that the inspections indicate the water to be unpotable, a condition of infestation, or structural defects in the premises, the Purchasers shall have the option of terminating this contract or of notifying the Sellers of the defect and requesting correction of the same. Such notification shall be in writing to Sellers’ attorney. Once Sellers is notified of such defect, Sellers shall correct the defect prior to closing at Sellers’ expense or the parties shall agree on an adjustment to the Purchase Price and Seller shall have no obligation to correct the defect prior to closing.

4(a) Radon testing: Purchasers may within the Due Diligence Period as set forth in Paragraph 4 of Purchaser’s Rider, at Purchaser’s cost and expense to have the premises inspected for the existence of radon. In the event that radon is found to exist in excess of 4.0 pico-curies per liter, the Sellers may elect to remediate the radon condition at Sellers’ cost and expense, so as to reduce said condition to 4.0 pico-curies or less, in which event, Purchasers agree to consummate this transaction. As an alternative to remediating the radon condition, the parties shall agree on an adjustment to the Purchase Price and thereafter Seller shall have no obligation to remediate the radon condition.

4(b). Lead. This contract is contingent upon a risk assessment or inspection of the property for the presence of lead-based paint and/or lead-based paint hazards. Purchasers may within the Due Diligence Period as set forth in Paragraph 4 of Purchaser’s Rider, at Purchaser’s cost and expense to have performed the risk assessment or inspection.(Intact lead-based paint that is in good condition is not necessarily a hazard. See the EPA pamphlet Protect Your Family From Lead in Your Home for more information.) This contingency will terminate at the above predetermined deadline unless the Purchaser delivers to the Sellers a written contract addendum listing the specific existing deficiencies and corrections needed, together with a copy of the inspection and/or risk assessment report. The Sellers may at the Sellers’ option, within ten days after the delivery of the addendum, elect in writing whether to correct the condition(s) prior to settlement. If the Sellers will correct the condition, the Sellers shall furnish the Purchasers with certification from a risk assessor or inspector demonstrating that the condition has been remedied before the date of closing. As an alternative to correcting the condition, the parties shall agree on an adjustment to the Purchase Price and thereafter Seller shall have no obligation to correct the lead based paint condition.

All testing listed in Paragraphs 4, 4(a), and 4(b) must be completed within the Due Diligence Period. Purchasers must inform Sellers of any concern within the Due Diligence Period, otherwise Purchasers will accept property “as is”.

5. Acceptable Funds.

All money payable under this contract, unless otherwise specified, shall be paid by:

(a) Cash, but not over $1,000.00;

(b) Good certified check of Purchasers drawn on or official check issued by any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York, unendorsed and payable to the order of Sellers, or as Sellers may otherwise direct upon not less than 3 business days’ notice to Purchaser;

(c) Wire transfer to Seller’s account or the account of the title company insuring title pursuant to wire instructions provided at least two (2) days prior to Closing;

(d) As to money other than the purchase price payable to Sellers at Closing, uncertified check of Purchasers up to the amount of $1,000.00; and

(e) As otherwise agreed to in writing by Sellers or Sellers’ attorney.

6. Permitted Exceptions.

The Premises are sold and shall be conveyed subject to:

(a) Zoning and subdivision laws and regulations, and landmark, historic or wetlands designation, provided that they are not violated by the existing buildings and improvements erected on the property or their use or prohibit the continued use of the Premises as now being used;

(b) Consents for the erection of any structures on, under or above any streets on which the Premises abut provided same do not render title unmarketable;

(c) De minimis encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway;

(d) Real estate taxes that are a lien, but are not yet due and payable; and

(e) The premises are conveyed subject to easements of record provided the same do not render title unmarketable or substantially reduce the usable area of the premises or threaten the continued existence of the structures thereon or prohibit the continued use of the Premises as now being used.

7. Governmental Violations and Orders.

(a) Sellers shall comply with all notes or notices of violations of law or municipal ordinances, orders or requirements noted or issued as of the date of Closing by any governmental department having authority as to lands, housing, buildings, fire, health, environmental and labor conditions affecting the Premises. The Premises shall be conveyed free of them at Closing. Sellers shall furnish Purchasers with any authorizations necessary to make the searches that could disclose these matters.

8. Sellers’ Representations.

(a) Sellers represents and warrants to Purchasers that:

(i) The Premises abut or have a right to access to a public road;

(ii) Sellers is the sole owner of the Premises and has the full right, power and authority to sell, convey and transfer the same in accordance with the terms of this contract.

(iii) Sellers is not a “foreign person”, as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Internal Revenue Code (“IRC”) Section 1445, as amended, and the regulations promulgated thereunder (collectively “FIRPTA”);

(iv) The Premises are not affected by any exemptions or abatements of taxes except as may be disclosed by tax search; and

(v) Sellers has been known by no other name for the past ten years.

(b) Sellers covenants and warrants that all of the representations and warranties set forth in this contract shall be true and correct at Closing.

(c) Except as otherwise expressly set forth in this contract, none of Sellers’ covenants, representations, warranties or other obligations contained in this contract shall survive Closing.

(d) Additional Seller representations and warranties are set forth in Purchaser’s Rider Paragraph 3.

9. Conditions of Property.

Following completion of Purchaser’s inspection during the Due Diligence Period, Purchaser acknowledges and represents that Purchaser will be fully aware of the physical condition and state of repair of the Premises and of all other property included in this sale, based on Purchaser’s own inspection and investigation thereof, and that Purchaser is entering into this Contract based solely upon such inspection and investigations and not upon any information, data, statements or representations, written or oral, as to the physical condition, state of repair, use, cost of operation or any other matter related to the Premises or the other property included in the sale, given or made by Sellers or its representatives, and shall accept the same “as is” in their present condition and state of repair, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the date of Closing (except as otherwise set forth in Paragraph 14(d) and Paragraph 8 of Purchaser’s Rider), without any reduction in the purchase price, except as otherwise specifically provided in this Contract, or claim of any kind for any change in such condition by reason thereof subsequent to the date of this Contract. Purchasers and their authorized representatives shall have the right, at reasonable times and upon reasonable notice (by telephone or otherwise) to Sellers, to inspect the Premises before Closing.

10. Insurable Title.

Sellers shall give and Purchaser shall accept such title as any reputable title company shall be willing to approve and insure in accordance with its standard form of title policy approved by the New York State Insurance Department, at regular rates without additional premium, subject only to the matters provided for in this Contract.

11. Closing, Deed and Title.

(a) “Closing” means the settlement of the obligations of Sellers and Purchaser to each other under this contract, including the payment of the Purchase Price to Sellers, and the delivery to Purchaser of a Bargain & Sale Deed with Covenants against Grantor’s Acts (“Deed”) Nin proper statutory short form for recording, duly executed and acknowledged, so as to convey to Purchaser fee simple title to the Premises, free of all encumbrances, except as otherwise herein stated. The Deed shall contain a covenant by Sellers as required by subd. 5 of Section 13 of the Lien Law.

(b) If Seller is a corporation, it shall deliver to Purchasers at the time of Closing (i) a resolution of its Board of Directors authorizing the sale and delivery of the Deed, and (ii) a certificate by the Secretary of the corporation certifying such resolution and setting forth facts showing that the transfer is in conformity with the requirements of Section 909 of the Business Corporation Law. The Deed in such case shall contain a recital sufficient to establish compliance with that Section.

12. Contingent Sale/Purchase.

The purchase and sale of the Premises by the parties under this Contract is expressly conditioned on the simultaneous closing by the parties and/or their affiliates of the transaction set forth in that certain Asset Purchase Agreement of even date herewith. In the event the closing under the Asset Purchase Agreement does not occur, then the sale and purchase of the Premises shall not occur.

13. Closing Date and Place.

The Closing will take place through escrow with the title company, or as the parties shall otherwise agree, on or about February 9, 2022.

14. Conditions to Closing.

This contract and Purchasers’ obligation to purchase the Premises are also subject to and conditioned upon the fulfillment of the following conditions precedent:

(a) The delivery by Sellers to Purchaser of a valid and subsisting Certificate of Occupancy or other required certificate of compliance, or evidence that none was required, covering the building(s) and all of the other improvements located on the Premises authorizing their use as commercial space/retail store on the first floor and two (2) residential apartment dwelling units as of the date of Closing.

(b) The delivery by Sellers to Purchaser of a certification stating that Seller is not a foreign person, which certification shall be in the form then required by FIRPTA. If Sellers fails to deliver the aforesaid certification or if Purchasers are not entitled under FIRPTA to rely on such certification. Purchasers shall deduct and withhold from the purchase price a sum equal to 10% thereof (or any lesser amount permitted by law) and shall at Closing remit the withheld amount with the required forms to the Internal Revenue Service.

(c) The delivery of the Premises and all building(s) and improvements comprising a part thereof in broom clean condition, subject to the two month to month residential tenancies listed in the Rent Schedule attached hereto as Schedule B, together with keys to the Premises.

(d) All plumbing (including water supply and septic systems, if any), heating and electrical systems located on the Premises being in working order as of the date of Closing, all appliances located on the Premises being in working order as of the date of Closing, and all store fixtures and equipment located in the commercial space/retail store on the first floor of the Premises being in working order as of the date of Closing.

(e) If the Premises are a one or two family house, delivery by the parties at Closing of affidavits in compliance with state and local law requirements to the effect that there is installed in the Premises a smoke detecting alarm and carbon monoxide detecting device or devices.

(f) The delivery by the parties of any other affidavits required as a condition of recording the deed and as may be reasonably required by the title company.

15. Deed Transfer and Recording Taxes.

At Closing, checks payable to the order of the appropriate State, City or County officer in the amount of any applicable transfer taxes payable by reason of the delivery of the deed shall be delivered by Seller in payment of the applicable transfer taxes, together with any required tax returns duly executed and sworn to, and Seller shall cause any such checks and returns to be delivered to the appropriate officer promptly after Closing. The obligation to pay any additional tax or deficiency and any interest or penalties thereon shall survive Closing. Purchaser shall be responsible for the cost of title insurance and such other title related costs and fees, including the cost of recording the Deed and any mortgage taxes for any mortgage obtained by Purchaser, if any.

16. Apportionments and Other Adjustment; Water Meter and Installment Assessment.

(a) To the extent applicable the following shall be apportioned as of midnight of the day before the day of Closing:

(i) taxes, water charges and sewer rents, on the basis of the fiscal period for which assessed.

(b) If Closing shall occur before a new tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation.

(c) If there is a water meter on the Premises, Sellers shall furnish a reading to a date not more than 30 days before Closing and the unfixed meter charge and sewer rent, if any, shall be apportioned on the basis of such last reading.

(d) If at the date of Closing the Premises are affected by an assessment which is or may become payable in annual installments, and the first installment is then a lien, or has been paid, then for the purposes of this contract all the unpaid installments shall be considered due and shall be paid by Sellers at or prior to Closing.

(e) Any errors or omissions in computing apportionments or other adjustments at Closing shall be corrected within a reasonable time following Closing. This subparagraph shall survive Closing.

(f) Rents under the Leases set forth in Schedule B. In addition, Seller shall credit Purchaser with the security deposits then held by Seller pursuant to the Leases identified in Schedule B.

17. Allowance for Unpaid Taxes, etc.

Sellers has the option to credit Purchaser as an adjustment to the Purchase Price with the amount of any unpaid taxes, assessments, water charges and sewer rents, together with any interest and penalties thereon, provided that official bills therefor computed to said date are produced at Closing.

18. Use of Purchase Price to Remove Encumbrances.

If at Closing there are other liens or encumbrances that Sellers are obligated to pay or discharge, Sellers may use any portion of the cash balance of the purchase price to pay or discharge them, provided Sellers shall simultaneously deliver to Purchaser at Closing instruments in recordable form and sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments. As an alternative, Sellers may deposit sufficient monies with the title company employed by Purchaser acceptable to and required by the title company to assure their discharge, but only if the title company will insure Purchasers’ title clear of the matters or insure against their enforcement out of the Premises and will insure Purchasers’ lender, if any, clear of such matters. Upon notice (by telephone or otherwise), given not less than 3 business days before Closing, Purchaser shall provide separate certified or official bank checks as requested to assist in clearing up these matters.

19. Title Examination; Sellers’ Inability to Convey; Limitations of Liability.

(a) Purchasers shall order an examination of title in respect of the Premises from a title company licensed or authorized to issue title insurance by the New York State Insurance Department or any agent for such title company promptly after the execution of this Contract. Purchasers shall cause a copy of the title report and of any additions thereto to be delivered to the attorney(s) for Sellers promptly after receipt thereof.

(i) If at the date of Closing Sellers are unable to transfer title to Purchasers in accordance with this contract, or Purchasers has other valid grounds for refusing to close, whether by reason of liens, encumbrances or other objections to title or otherwise (herein collectively called “Defects”), other than those subject to which Purchasers is obligated to accept title hereunder or which Purchasers may have waived and other than those which Sellers has herein expressly agreed to remove, remedy or discharge and if Purchasers shall be unwilling to waive the same and to close title without abatement of the Purchase Price, then, except as hereinafter set forth, Sellers shall have the right, at Sellers’ sole election, either to take such action as Sellers may deem advisable to remove, remedy, discharge or comply with such Defects or to the parties may agree upon an adjustment to the Purchase Price; (ii) if Sellers elects to take action to remove, remedy or comply with such Defects, Sellers shall be entitled from time to time, upon Notice to Purchasers, to adjourn the date for Closing hereunder for a period or periods not exceeding 60 days in the aggregate and the date for Closing shall be adjourned to a date specified by Sellers not beyond such period. If for any reason whatsoever, Sellers shall not have succeeded in removing, remedying or complying with such Defects at the expiration of such adjournment(s), then either party may cancel this contract by Notice to the other given within 10 days after such adjourned date; (iii) notwithstanding the foregoing, the existing mortgage and any matter created by Sellers after the date hereof shall be released, discharged or otherwise cured by Sellers at or prior to Closing.

If this Contract is so cancelled, this Contract shall terminate and come to an end, and neither party shall have any further rights, obligations or liabilities against or to the other hereunder or otherwise, except that Sellers shall promptly reimburse Purchaser for the net cost of examination of title, and the net cost, if actually paid or incurred by Purchaser, for updating the existing survey of the Premises or of a new survey.

20. Affidavit as to Judgments, Bankruptcies, etc.

If a title examination discloses judgments, bankruptcies or other returns against persons having names the same as or similar to that of Sellers, Sellers shall deliver an affidavit at Closing showing that they are not against Sellers.

21. Defaults and Remedies.

(a) If Purchaser defaults, hereunder, Sellers’ sole remedy shall be to cancel and terminate this Contract and to retain the $100.00 independent consideration [aid by Purchaser to Seller upon Contract execution.

(b) If Sellers default hereunder, Purchaser shall have such remedies as Purchaser shall be entitled to at law or in equity, including, but not limited to, specific performance.

22. Purchasers’ Lien.

The reasonable expenses of examination of title to the Premises and of any survey and survey inspection charges, are hereby made liens on the Premises, but such liens shall not continue after default by Purchasers under this contract.

23. Notices.

Any notice or other communication (“Notice”) shall be in writing and either:

(a) sent by either of the parties hereto or by their respective attorneys who are hereby authorized to do so on their behalf, by certified mail, postage prepaid, or

(b) delivered in person or by overnight courier, with receipt acknowledged, to the respective addresses given in this contract for the party, to whom the Notice is to be given, or to such other address as such party shall hereafter designate by Notice given to the other party or parties pursuant to this paragraph. Each Notice mailed shall be deemed given on the third business day following the date of mailing the same and each Notice delivered in person or by overnight courier shall be deemed given when delivered.

24. Intentionally Deleted.

25. Broker.

Seller and Purchaser each represent and warrant to the other that they have not dealt with any broker in connection with this sale other than Vondell & Associates Realty, LLC (“Broker”). It is the responsibility of the Seller to pay the broker’s fee of 5% of the Purchase Price and such amount shall be paid to the Broker at closing and adjusted from the Seller’s proceeds.

26. Miscellaneous.

(a) All prior understandings, agreements, representations and warranties, oral or written, between Sellers and Purchaser are merged in this Contract; it completely expresses their full agreement and has been entered into after full investigation, neither party relying upon any statement made by anyone else that is not set forth in this Contract.

(b) Neither this Contract nor any provision thereof may be waived, changed or cancelled except in writing. This Contract shall also apply to and bind the heirs, distributees, legal representatives, successors and permitted assigns of the respective parties. The parties hereby authorize their respective attorneys to agree in writing to any changes in dates and time periods provided for in this Contract.

(c) Any singular word or term herein shall also be read as in the plural and the neuter shall include the masculine and feminine gender, whenever the sense of this contract may require it.

(d) The captions in this contract are for convenience of reference only and in no way define, limit or describe the scope of this contract and shall not be considered in the interpretation of this contract or any provision hereof.

(e) This Contract shall not be binding or effective until duly executed and delivered by Sellers and Purchasers.

(f) Sellers and Purchasers shall comply with IRC reporting requirements, if applicable. This subparagraph shall survive Closing. This Contract may be executed by the parties by electronic signatures or by exchanging signatures by email or PDF which signatures once exchanged shall be deemed original signatures binding upon the parties.

(g) Each party shall, at any time and from time to time, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by the other in order to carry out the intent and purpose of this Contract. This subparagraph shall survive Closing.

(h) This Contract is intended for the exclusive benefit of the parties hereto and except as otherwise expressly provided herein, shall not be for the benefit of, and shall not create any rights in, or be enforceable by, any other person or entity.

(i) Notwithstanding the liability for risk of loss or damage of the Premises due to fire, the Sellers agree that should the Premises be substantially damaged by fire or elements, the Purchaser shall have the option of proceeding with this Contract or declaring the same null and void.

27. Both parties represent that this conveyance is not subject to a 1031 transfer under the Internal Revenue Code.

28. Compliance with Property Condition Disclosure Act:

Receipt of Property Condition Disclosure Statement.

If this property is a dwelling used or intended to be used as the home or residence of one or more persons and is not exempt from the application of the Property Condition Disclosure Act (the “Act”), a complete Disclosure Statement is intended to be delivered to the Purchaser herein. The return of the Contracts signed by the Purchaser to the Seller’s attorney shall be an acknowledgment that the Purchaser has received the Disclosure Statement either as a Rider to this Contract or from the Seller or one of the Seller’s agents. The Purchaser shall not be considered to have received the complete Contract for the sale of property subject to the Act which will be binding upon the parties when accepted until they have received the Disclosure Statement or the Seller has consented in writing to waive compliance with the Act and to give Purchaser a $500.00 credit at closing of title. The Purchaser is expressly advised to obtain her own independent professional inspections and environmental tests and to check public records pertaining to the premises. Nothing in the Disclosure Statement shall modify, change or affect the terms of the Contract, including any Rider(s). In the event of a conflict with the other Contract provisions, including any and all Riders, those provisions shall supersede the Disclosure Statement and any information and/or representation contained in the Disclosure Statement which shall not survive the closing of title.

29. HOME EQUITY THEFT PREVENTION ACT

Seller(s) represent that they are not now, nor will they be deemed at the time of closing, “equity seller(s)”. “Equity seller(s) are defined by The Home Equity Theft Prevention Act as codified in Section 265-a of the Real Property Law, who are in foreclosure; or in default under a mortgage as defined therein. This is a material representation, relied upon by the Purchaser(s). At closing, Purchaser(s) or Purchaser’s title insurance agent will provide the Seller(s) with an affidavit averring that the representation of this paragraph is true and accurate. Seller(s) shall execute said affidavit at closing.

30. PURCHASER’S RIDER

The parties acknowledge that additional agreed upon terms and provisions are set forth in the Purchaser’s Rider attached to and made a part of this Contract.

Signatures Appear on Following Page

IN WITNESS WHEREOF, this contract has been duly executed by the parties hereto.

SELLERS:		PURCHASERS:

MOTHER EARTH’S STOREHOUSE, INC.			HEALTHY CHOICE MARKETS 3 REAL ESTATE LLC

By:	/s/ Christopher Schneider	By:	/s/ Christopher Santi
	Christopher Schneider		Christopher Santi
	President		President and Chief Operating Officer
Attorney for Sellers:		Attorney for Purchaser:

REDDER, BOCK & ASSOCIATES, PLLC COZEN O’CONNOR

George W. Redder, Esq. Joseph A. Mascia, Esq.

P.O. Box 3100 3 WTC, 175 Greenwich Street, 55th Floor

Kingston, New York 12401 New York, New York 10007

845-331-1000 212-883-4939

SCHEDULE A

Metes and Bounds Description of Premises

ALL that tract or parcel of land situate in the Village of Saugerties, County of Ulster and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of Main Street, said point being the southwesterly corner of the herein described premises and the southeasterly corner of lands of Natalie Maclary and other, Liber 1314 page 870; and running

1) Thence from said point of beginning along the easterly line of lands of Maclary on a line between the building on lands of Maclary and a two-story brick building on the lands herein described premises, North 9 degrees 54 minutes 47 seconds West, 84.00 feet to the northwesterly corner of the aforementioned two-story brick building;

2) Thence still along lands of Maclary and others the following courses and distances:

North 8 degrees 02 minutes 28 seconds West, 23.73 feet to the northwesterly corner of a one- story brick building on the herein described premises;

3) Thence North 2 degrees 28 minutes 00 seconds East, 12.55 feet to a point;

4) Thence North 4 degrees 05 minutes 40 seconds West, 81.36 feet to a point;

5) Thence along the southerly line of lands of P.C. Smith and Son, Inc., Liber 2203 page 145, North 82 degrees 36 minutes 00 seconds East, 16.64 feet to a point;

6) Thence along the westerly line of lands of Jerome and Faye Schackne, Liber 1528 page 85, on a line between the two-story brick building on the herein described premises and a three-story brick building on lands of Schackne, South 8 degrees 56 minutes 00 seconds East, 200.62 feet to a point on the northerly side of Main Street;

7) Thence along the northerly side of Main Street, South 81 degrees 04 minutes 00 seconds West, 24.90 feet to the place of BEGINNING.

CONTAINING 0.108 acres.

ALL BEARINGS are referred to magnetic North as of July 1973.

The above described premises are subject to any rights of the Central Hudson Gas and Electric Corporation and/or New York Telephone Co. for overhead service line crossing the rear of said premises.

ALSO included herewith is the right to the use of a right of way extending from Main Street, northerly and westerly along lands of now or formerly David W. and Beatrice S. Bright and lands of Jerome and Faye Schackne, to the herein described premises.

Said premises to be known as 249 Main Street, Saugerties, NY 12477.

Section 18.247 Block 1 Lot 18.1.

The policy to be issued under the report will insure the title to such building and improvements erected on the premises which by law constitute real property.

For conveyancing only: Together with all right, title and interest of the party of the first part, of, in and to the land lying in the street in front of and adjoining said premises.

SCHEDULE B

Omitted